Exhibit 3(i)

RESOLUTION AMENDING THE CERTIFICATE OF FORMATION

Deletion of Certain Series of Class B Preferred Stock. The Board members unanimously approved the following resolution:

WHEREAS, the Texas Business Organizations Code (“TBOC”) provides in § 21.155(e) that the Board of Directors may delete a series of stock if no issued shares remain outstanding; and

WHEREAS, no shares of Series I, Series IV, or Series V of the Corporation’s Preferred Stock Class B remain outstanding; and

WHEREAS, pursuant to § 21.155 of the TBOC, a Board resolution to delete a series of stock becomes an amendment to the certificate of formation of the Corporation upon a filing with the Texas Secretary of State in conformity with § 21.156 of the TBOC; now, therefore, be and it is:

RESOLVED, that the Corporation does hereby delete Series I, IV, and V of the Corporation’s Preferred Stock Class B from the Corporation’s certificate of formation and further deletes all references to such series of Class B preferred stock from the Corporation’s certificate of formation; and

FURTHER RESOLVED, that the Officers of the Corporation are hereby authorized and directed to file all necessary statements regarding the foregoing resolution with the Texas Secretary of State.